Exhibit 1.02

INTERNATIONAL BUSINESS MACHINES CORPORATION

Conflict Minerals Report

For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (the “Report”) of International Business Machines Corporation (the “Company” or “IBM”) has been prepared pursuant to Rule 13p-1 and Form SD (collectively, the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the period from January 1, 2013 to December 31, 2013 (the “Reporting Period”).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten.  The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.  As described in this Report, Conflict Minerals are necessary to the functionality or production of certain products that the Company’s operations manufacture or contract to manufacture.

Description of the Company’s Products

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Reporting Period.  These products, which are referred to in this Report collectively as the “Covered Products,” include the following product categories that are manufactured or contracted to be manufactured by the Company’s Systems and Technology Group:

(1) Systems: a range of general purpose and integrated systems designed and optimized for specific business, public and scientific computing needs. These systems—System z, Power Systems and System x—are typically the core technology in data centers that provide required infrastructure for business and institutions.

(2) Storage: data storage products and solutions that allow clients to retain and manage rapidly growing, complex volumes of digital information. These solutions address critical client requirements for information retention and archiving, security, compliance and storage optimization, including data deduplication, availability and virtualization. The portfolio consists of a broad range of disk and tape storage systems and software, including Flash storage and solutions.

(3) Microelectronics: semiconductor design and manufacturing primarily for use in the Company’s systems and storage products, as well as delivering semiconductors and related services to external clients.

The Company is not a direct purchaser of ore or unrefined minerals and is several tiers “downstream” from the smelters or refiners (the “SORs”) of such minerals.  SORs are at the point in the supply chain where ores, concentrates and/or scrap material are converted to a metal.  IBM, like many downstream companies, is positioned in the supply chain between SORs and consumers and generally does not have direct business relationships with SORs or visibility to the extraction and movement of Conflict Minerals between SORs and upstream entities, increasing the difficulty of determining the origin of the Conflict Minerals in the Covered Products and, as a result, the Company’s reliance on industry processes and information from its suppliers.

Due Diligence Process

The Company has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals. This good faith reasonable country of origin inquiry was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. The Company also exercised due diligence on the source and chain of custody of the Conflict Minerals. The Company’s due diligence measures for all of its Conflict Minerals have been designed to conform in all material respects to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas, including the related supplements pertaining to downstream companies.

Under IBM’s Conflict Minerals standard, which was created and released in August 2011, IBM’s suppliers and, in turn, their suppliers are expected to adhere to the Electronic Industry Citizenship Coalition (“EICC”) code of conduct and only source minerals from responsible sources.  The standard also reflects the Company’s desire to participate in industry initiatives and to create and deploy supply chain verification processes that confirm that the minerals in the Company’s supply chain come from responsible sources.  This standard has been communicated to the Company’s upstream suppliers and posted on its website at www.ibm.com/conflictminerals.

The Company’s due diligence design reflects the principles of IBM’s Conflict Minerals standard and that IBM is a downstream company.  The Company’s reasonable country of origin inquiry and due diligence process, including its efforts to determine the mine or location of origin with the greatest possible specificity, leveraged multiple industry processes and tools, and centered on the EICC’s Conflict-Free Smelter Program (“CFSP”), an initiative in which an independent third party audits SOR procurement and tolling activities and determines if the SOR demonstrated that all of the Conflict Minerals they processed originated from “conflict free” sources.  The program aims to enable companies to source conflict-free minerals and consists of a review at the SORs site(s) to evaluate company policies and implementation, and a complete material analysis aimed at demonstrating that the sources of all Conflict Minerals procured by the SOR site are conflict free.

Specifically, to determine the origin of any Conflict Minerals used in the Covered Products, the Company undertook the following actions:

•                  Identified in-scope direct suppliers to IBM for its Covered Products;

•                  Conveyed conflict minerals information to these suppliers from the IBM Global Procurement and EICC websites;

•                  Surveyed the direct in-scope suppliers, representing approximately 90% of the Company’s global production expenditures associated with Systems, Storage, and Microelectronics, using the EICC/GeSI Conflict Minerals Reporting Template (“CMRT”) to identify their SORs;

•                  Compared the SORs identified by suppliers to the CFSP list of compliant smelters to ascertain the “conflict free” status of the SORs in the Company’s supply chain; and

•                  Assessed country of origin information derived from the CFSP to ascertain whether any Conflict Minerals in the Covered Products originated in the Covered Countries.

Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process described above, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products are listed in Appendix A.  Furthermore, based on the information obtained pursuant to the due diligence process described above, the Company has reasonably determined that the countries of origin of the Conflict Minerals in the Covered Products are those listed in Appendix A.

Reporting Period Determination

After exercising the due diligence described above, the Company was unable to determine whether or not all of the Covered Products qualify as “DRC conflict free,” as defined under the Rule.

Conflict Mineral Risk Mitigation

The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:

•                  Contribute to the continued development of collaborative tools and resources for companies to use to help assess their supply chains and avoid inclusion of conflict sourced minerals in the extended supply chain;

•                  Continue to contribute to and remain aware of developments in conflict minerals due diligence processes through continued participation in the Conflict Free

Sourcing Initiative (“CFSI”) and apply that knowledge to the Company’s Conflict Minerals risk assessment and mitigation process;

•                  Work in concert with CFSI members and suppliers to contact SORs to better understand their sourcing circumstances and gain their commitment to a CFSP assessment or another recognized validation scheme;

•                  Seek resolution for the identified SORs in IBM’s supply chain that are not currently on CFSI’s list of recognized SORs and drive additional identified SORs in IBM’s supply chain into the CFSP;

•                  Support Conflict Minerals Reporting Templates through review, feedback and validation of IBM supplier responses using the most current smelter information; and

•                  Influence upstream sourcing practices to encourage the usage of CFSP compliant SORs.

Appendix A

Table 1: List of Facilities Processing Tantalum for Covered Products

		CFSP Status	Covered Products
Conflict Mineral	SOR	(December 31, 2013)	Systems & Storage	Microelectronics
Tantalum	Conghua Tantalum and Niobium Smeltry	CFSP Compliant Tantalum Smelter	X
Tantalum	Duoluoshan	CFSP Compliant Tantalum Smelter	X
Tantalum	Exotech Inc.	CFSP Compliant Tantalum Smelter	X	X
Tantalum	F&X	CFSP Compliant Tantalum Smelter	X	X
Tantalum	Gannon & Scott	Unknown	X
Tantalum	Global Advanced Metals	CFSP Compliant Tantalum Smelter	X	X
Tantalum	H.C. Starck GmbH	CFSP Compliant Tantalum Smelter	X	X
Tantalum	Hi-Temp	CFSP Compliant Tantalum Smelter	X
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	Unknown	X
Tantalum	JiuJiang Tanbre Co. Ltd.	CFSP Compliant Tantalum Smelter	X
Tantalum	Kemet Blue Powder	CFSP Compliant Tantalum Smelter	X
Tantalum	King-Tan Tantalum Industry Ltd	Unknown	X
Tantalum	LMS Brasil S.A.	CFSP Compliant Tantalum Smelter	X
Tantalum	Mettalurgical Products India Pvt. Ltd. (MPIL)	CFSP Compliant Tantalum Smelter	X
Tantalum	Mitsui Mining & Smelting	CFSP Compliant Tantalum Smelter	X	X
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSP Compliant Tantalum Smelter	X	X
Tantalum	Plansee	CFSP Compliant Tantalum Smelter	X
Tantalum	RFH	CFSP Compliant Tantalum Smelter	X
Tantalum	Solikamsk Metal Works	CFSP Compliant Tantalum Smelter	X
Tantalum	Taki Chemicals	CFSP Compliant Tantalum Smelter	X
Tantalum	Tantalite Resources	CFSP Compliant Tantalum Smelter	X
Tantalum	Telex	CFSP Compliant Tantalum Smelter	X
Tantalum	Ulba	CFSP Compliant Tantalum Smelter	X	X
Tantalum	Zhuzhou Cement Carbide	CFSP Compliant Tantalum Smelter	X

Mineral sources for CFSP Compliant SORs include: Recycled and scrap, level 1,2 and 3 countries
See Table 5 for definition of Level 1, 2 and 3 countries

Table 2: List of Facilities Processing Tungsten for Covered Products

		CFSP Status	Covered Products
Conflict Mineral	SOR	(December 31, 2013)	Systems & Storage	Microelectronics
Tungsten	A.L.M.T. Corp.	Unknown	X	X
Tungsten	ATI Tungsten Materials	Unknown	X	X
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd	Unknown	X	X
Tungsten	China Minmetals Nonferrous Metals Co Ltd	Unknown	X	X
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	Unknown	X	X
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	Unknown	X	X
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Unknown	X	X
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	Unknown	X	X
Tungsten	Global Tungsten & Powders Corp	Unknown	X	X
Tungsten	HC Starck GmbH	Unknown	X	X
Tungsten	Hunan Chenzhou Mining Group Co	Unknown	X	X
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Unknown	X	X
Tungsten	Japan New Metals Co Ltd	Unknown	X	X
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Unknown	X	X
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	Unknown	X	X
Tungsten	Kennametal Inc.	Unknown	X	X
Tungsten	Tejing (Vietnam) Tungsten Co Ltd	Unknown	X	X
Tungsten	Wolfram Bergbau und Hütten AG	Unknown	X	X
Tungsten	Wolfram Company CJSC	Unknown	X	X
Tungsten	Xiamen Tungsten Co Ltd	Unknown	X	X
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	Unknown	X	X

No CFSP listed Tungsten SORs in 2013. CFSP mineral source information not available

Table 3: List of Facilities Processing Tin for Covered Products

		CFSP Status	Covered Products
Conflict Mineral	SOR	(December 31, 2013)	Systems & Storage	Microelectronics
Tin	CNMC (Guangxi) PGMA Co. Ltd.	Unknown	X	X
Tin	Cookson	Unknown	X	X
Tin	Cooper Santa	Unknown	X	X
Tin	CV Duta Putra Bangka	Unknown	X	X
Tin	CV JusTindo	Unknown	X	X
Tin	CV Makmur Jaya	Unknown	X	X
Tin	CV Nurjanah	Unknown	X	X
Tin	CV Serumpun Sebalai	Unknown	X	X
Tin	CV United Smelting	Unknown	X	X
Tin	EM Vinto	Unknown	X	X
Tin	Fenix Metals	Unknown	X	X
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	CFSP Compliant Tin Smelter	X	X
Tin	Gejiu Zi-Li	Unknown	X	X
Tin	Huichang Jinshunda Tin Co. Ltd	Unknown	X	X
Tin	Jiangxi Nanshan	Unknown	X	X
Tin	Kai Unita Trade Limited Liability Company	Unknown	X
Tin	Linwu Xianggui Smelter Co	Unknown	X	X
Tin	Liuzhou China Tin	Unknown	X	X
Tin	Malaysia Smelting Corporation (MSC)	CFSP Compliant Tin Smelter	X	X
Tin	Metallo Chimique	Unknown	X	X
Tin	Mineração Taboca S.A.	Unknown	X	X
Tin	Minmetals Ganzhou Tin Co. Ltd.	Unknown	X	X
Tin	Minsur	CFSP Compliant Tin Smelter	X	X
Tin	Mitsubishi Materials Corporation	Unknown	X	X
Tin	Novosibirsk Integrated Tin Works	Unknown	X	X
Tin	OMSA	CFSP Compliant Tin Smelter	X	X
Tin	PT Alam Lestari Kencana	Unknown	X	X
Tin	PT Artha Cipta Langgeng	Unknown	X	X
Tin	PT Babel Inti Perkasa	Unknown	X	X
Tin	PT Babel Surya Alam Lestari	Unknown	X	X
Tin	PT Bangka Kudai Tin	Unknown	X	X
Tin	PT Bangka Putra Karya	Unknown	X	X
Tin	PT Bangka Timah Utama Sejahtera	Unknown	X	X
Tin	PT Belitung Industri Sejahtera	Unknown	X	X
Tin	PT BilliTin Makmur Lestari	Unknown	X	X
Tin	PT Bukit Timah	CFSP Compliant Tin Smelter	X	X
Tin	PT DS Jaya Abadi	Unknown	X	X
Tin	PT Eunindo Usaha Mandiri	Unknown	X	X
Tin	PT Fang Di MulTindo	Unknown	X	X
Tin	PT HP Metals Indonesia	Unknown	X	X
Tin	PT Koba Tin	Unknown	X	X
Tin	PT Mitra Stania Prima	Unknown	X	X
Tin	CV Prima Timah Utama	Unknown	X
Tin	PT Refined Banka Tin	Unknown	X	X
Tin	PT Sariwiguna Binasentosa	Unknown	X	X
Tin	PT Stanindo Inti Perkasa	Unknown	X	X
Tin	PT Sumber Jaya Indah	Unknown	X	X
Tin	PT Tambang Timah	Unknown	X	X
Tin	PT Timah	Unknown	X	X
Tin	PT Timah Nusantara	Unknown	X	X
Tin	PT Tinindo Inter Nusa	Unknown	X	X
Tin	PT Tommy Utama	Unknown	X
Tin	PT Yinchendo Mining Industry	Unknown	X
Tin	Soft Metais LTDA	Unknown	X
Tin	Thaisarco	CFSP Compliant Tin Smelter	X	X
Tin	White Solder Metalurgia	Unknown	X	X
Tin	Yunnan Chengfeng	Unknown	X	X
Tin	Yunnan Tin Company Limited	CFSP Compliant Tin Smelter	X	X

Mineral sources for CFSP Compliant SORs include: Level 1,2 and 3 countries
See Table 5 for definition of Level 1, 2 and 3 countries

Table 4: List of Facilities Processing Gold for Covered Products

		CFSP Status	Covered Products
Conflict Mineral	SOR	(December 31, 2013)	Systems & Storage	Microelectronics
Gold	Aida Chemical Industries Co. Ltd.	Unknown	X	X
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	CFSP Compliant Gold Refiner	X	X
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Unknown	X
Gold	AngloGold Ashanti Mineração Ltda	CFSP Compliant Gold Refiner	X
Gold	Argor-Heraeus SA	CFSP Compliant Gold Refiner	X	X
Gold	Asahi Pretec Corporation	CFSP Compliant Gold Refiner	X	X
Gold	Asaka Riken Co Ltd	Unknown	X	X
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Unknown	X
Gold	Aurubis AG	Unknown	X
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Unknown	X
Gold	Boliden AB	Unknown	X
Gold	Caridad	Unknown	X	X
Gold	Cendres & Métaux SA	Unknown	X
Gold	Central Bank of the DPR of Korea	Unknown	X
Gold	Chimet SpA	Unknown	X
Gold	Chugai Mining	Unknown	X	X
Gold	Daejin Indus Co. Ltd	Unknown	X	X
Gold	DaeryongENC	Unknown	X	X
Gold	Do Sung Corporation	Unknown	X	X
Gold	Dowa	CFSP Compliant Gold Refiner	X	X
Gold	FSE Novosibirsk Refinery	Unknown	X
Gold	Heimerle + Meule GmbH	Unknown	X	X
Gold	Heraeus Ltd Hong Kong	Unknown	X	X
Gold	Heraeus Precious Metals GmbH & Co. KG	Unknown	X	X
Gold	Hwasung CJ Co. Ltd	Unknown	X
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Unknown	X
Gold	Ishifuku Metal Industry Co., Ltd.	Unknown	X	X
Gold	Istanbul Gold Refinery	CFSP Compliant Gold Refiner	X
Gold	Japan Mint	Unknown	X
Gold	Jiangxi Copper Company Limited	Unknown	X
Gold	Johnson Matthey Inc	CFSP Compliant Gold Refiner	X	X
Gold	Johnson Matthey Limited	CFSP Compliant Gold Refiner	X	X
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Unknown	X
Gold	JSC Uralectromed	Unknown	X
Gold	JX Nippon Mining & Metals Co., Ltd	CFSP Compliant Gold Refiner	X	X
Gold	Kazzinc Ltd	Unknown	X
Gold	Kennecott Utah Copper	CFSP Compliant Gold Refiner	X	X
Gold	Kojima Chemicals Co. Ltd	CFSP Compliant Gold Refiner	X	X
Gold	Korea Metal Co. Ltd	Unknown	X	X
Gold	Kyrgyzaltyn JSC	Unknown	X
Gold	L’ azurde Company For Jewelry	Unknown	X
Gold	LS-Nikko Copper Inc	Unknown	X	X
Gold	Materion	CFSP Compliant Gold Refiner	X	X
Gold	Matsuda Sangyo Co. Ltd	CFSP Compliant Gold Refiner	X	X
Gold	Metalor Technologies (Hong Kong) Ltd	CFSP Compliant Gold Refiner	X	X
Gold	Metalor Technologies SA	CFSP Compliant Gold Refiner	X	X
Gold	Metalor USA Refining Corporation	CFSP Compliant Gold Refiner	X	X
Gold	Met-Mex Peñoles, S.A.	Unknown	X
Gold	Mitsubishi Materials Corporation	CFSP Compliant Gold Refiner	X	X
Gold	Mitsui Mining and Smelting Co., Ltd.	CFSP Compliant Gold Refiner	X	X
Gold	Moscow Special Alloys Processing Plant	Unknown	X
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Unknown	X
Gold	Navoi Mining and Metallurgical Combinat	Unknown	X	X
Gold	Nihon Material Co. LTD	CFSP Compliant Gold Refiner	X	X
Gold	Ohio Precious Metals LLC.	CFSP Compliant Gold Refiner	X	X
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Unknown	X
Gold	OJSC Kolyma Refinery	Unknown	X
Gold	PAMP SA	CFSP Compliant Gold Refiner	X
Gold	Prioksky Plant of Non-Ferrous Metals	Unknown	X
Gold	PT Aneka Tambang (Persero) Tbk	Unknown	X
Gold	PX Précinox SA	Unknown	X
Gold	Rand Refinery (Pty) Ltd	Unknown	X
Gold	Royal Canadian Mint	CFSP Compliant Gold Refiner	X	X
Gold	Sabin Metal Corp.	Unknown	X	X
Gold	SAMWON METALS Corp.	Unknown	X	X
Gold	Schone Edelmetaal	Unknown	X
Gold	SEMPSA Joyeria Plateria SA	Unknown	X
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown	X	X
Gold	So Accurate Group, Inc.	Unknown	X
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Unknown	X
Gold	Solar Applied Materials Technology Corp.	CFSP Compliant Gold Refiner	X	X
Gold	Sumitomo Metal Mining Co. Ltd.	CFSP Compliant Gold Refiner	X	X
Gold	Tanaka Kikinzoku Kogyo K.K.	CFSP Compliant Gold Refiner	X	X
Gold	The Great Wall Gold and Silver Refinery of China	Unknown	X
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Unknown	X	X
Gold	Tokuriki Honten Co. Ltd	Unknown	X	X
Gold	Torecom	Unknown	X	X
Gold	Umicore Brasil Ltda	Unknown	X
Gold	Umicore SA Business Unit Precious Metals Refining	CFSP Compliant Gold Refiner	X	X
Gold	United Precious Metal Refining, Inc.	CFSP Compliant Gold Refiner	X	X
Gold	Valcambi SA	CFSP Compliant Gold Refiner	X	X
Gold	Western Australian Mint trading as The Perth Mint	CFSP Compliant Gold Refiner	X	X
Gold	Xstrata Canada Corporation	CFSP Compliant Gold Refiner	X	X
Gold	Yokohama Metal Co Ltd	Unknown	X	X
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Unknown	X	X
Gold	Zijin Mining Group Co. Ltd	Unknown	X

Mineral sources for CFSP compliant SORs include: Level 1 countries
See Table 5 for definition of Level 1 countries

Table 5: Mineral Source Definitions from CFSP Audit Protocols

Level 1 - Countries not identified as conflict regions or plausible areas of smuggling or export from these regions of conflict minerals:

Argentina, Australia, Austria, Belgium, Brazil, Chile, China, Colombia, Côte d’Ivoire, Czech Republic, Djibuti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Korea, Russian Federation, Sierra Leone, Singapore, Suriname, Switzerland, Thailand, United Kingdom of Great Britain and Nothern Ireland, United States of America, Zimbabwe

Level 2 - Known or plausible countries for the smuggling, export out of region or transit of conflict minerals:

Kenya, Mozambique, South Africa

Level 3 - The Democratic Republic of Congo and its nine adjoining countries:

Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania, Zambia